EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent (at December 31, 2001)	Subsidiary	Percentage of Ownership
Bay View Capital Corporation	Bay View Bank, N.A.	100%
Bay View Capital Corporation	Bay View Securitization Corporation	100%
Bay View Capital Corporation	Bay View Capital I	100%
Bay View Capital Corporation	FMAC Insurance Services (1)	100%
Bay View Capital Corporation	FMAC 2000-A Holding Company (1)	100%
Bay View Capital Corporation	FMAC Franchise Receivables Corporation	100%
Bay View Bank, N.A.	Bay View Acceptance Corporation	100%
Bay View Bank, N.A.	Bay View Commercial Finance Group	100%
Bay View Bank, N.A.	XBVBKRS, Inc. (1)	100%
Bay View Bank, N.A.	MoneyCare, Inc.	100%
Bay View Bank, N.A.	Bay View Auxiliary Corporation	100%

(1)	Inactive subsidiaries.

The financial statements of the Registrant are consolidated with those of its subsidiaries.